                               EXHIBIT 12.1
                      SAN DIEGO GAS & ELECTRIC COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                          (Dollars in millions)
                                                                               For the six
                                                                               month ended
                                                                               June 30,
                                     1999       2000       2001       2002       2003
                                   --------   --------   --------   --------   --------
Fixed Charges and Preferred
Stock Dividends:

  Interest                             $131       $119       $ 96       $ 83       $ 37

  Interest portion of
    annual rentals                        5          3          3          4          1
                                   --------   --------   --------   --------   --------
   Total Fixed
     Charges                            136        122         99         87         38

Preferred Stock Dividends(1)             10         13         11          9          5
                                   --------   --------   --------   --------   --------
 Combined Fixed Charges
   and Preferred Stock
   Dividends For
   Purpose of Ratio                    $146       $135       $110       $ 96       $ 43
                                   ========   ========   ========   ========   ========
Earnings:

Pretax income from
 continuing operations                 $325       $295       $324       $300       $162

Total Fixed Charges
  (from above)                          136        122         99         87         38
 Less: Interest
  capitalized                             1          3          1          1          0
                                   --------   --------   --------   --------   --------
 Total Earnings for
  Purpose of Ratio                     $460       $414       $422       $386       $200
                                   ========   ========   ========   ========   ========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Stock Dividends                       3.15       3.07       3.84       4.02       4.65
                                   ========   ========   ========   ========   ========


(1)  In computing this ratio, "Preferred dividends" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
